Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Peter Rahmer	Barry Sudbeck
Trout Group	Fleishman-Hillard
646-378-2973	415-318-4261

CORRECTING AND REPLACING

Response Genetics, Inc. Reports Third Quarter 2010 Financial Results

LOS ANGELES, November 4, 2010 — Third Quarter Corporate Development Highlights, first bullet, first sentence should read: For the third quarter, total revenue for our ResponseDX™ genetic tests increased 58 percent to $3.0 million (instead For the third quarter, total revenue for our ResponseDX™ genetic tests increased 73 percent to $3.0 million).

The corrected release reads:

Response Genetics, Inc. Reports Third Quarter 2010 Financial Results

LOS ANGELES, November 4, 2010 — Response Genetics Inc. (Nasdaq: RGDX), a company focused on the development and sale of molecular diagnostic tests for cancer, today announced its consolidated financial results for the three and nine months ended September 30, 2010.

“We are successfully executing on our strategy to take market share and expand the sales of our ResponseDX™ genetic tests.  In addition, we are in a great position to take advantage of the increasing market in companion diagnostics,” said Kathleen Danenberg, Response Genetics president and CEO.

Third Quarter Corporate Development Highlights

•
Expanded Sales and Distribution – For the third quarter, total revenue for our ResponseDX™ genetic tests increased 58 percent to $3.0 million compared to $1.9 million (after adjusting for the one-time increase of $1.5 million resulting from the conversion to the accrual basis of revenue recognition) for the second quarter of 2010.  Gross margin (Total Revenue less Cost of Revenue, as a percentage of Total Revenue) for the third quarter was 51 percent compared to 45 percent for the second quarter of 2010. Average revenue per case (previously described as test) was $1,175 for the third quarter. Total ResponseDX™ genetic tests ordered increased quarter over quarter.  However, now that the Company is on the accrual basis for all ResponseDX sales, the Company will be focusing on total ResponseDX revenue, gross margin and average revenue per case.

•
Publication on ERCC1 and MDR1 Expression in Bladder Cancer – Data from Company sponsored gene expression analysis published in Neoplasia associated high expression of multidrug resistance gene 1 (MDR1) and excision repair cross-complementing 1 (ERCC1) gene expression with inferior outcome after adjuvant chemotherapy in patients with locally advanced bladder cancer. The paper, “MDR1 and ERCC1 Expression Predict Outcome of Patients with Locally Advanced Bladder Cancer Receiving Adjuvant Chemotherapy” (Neoplasia (2010) 12, 628-636), was published online on or about August 5, 2010. The study used quantitative real-time RT-PCR to analyze formalin-fixed paraffin-embedded tumor samples from 108 patients with locally advanced bladder cancer. The Company plans to make available its ResponseDX: Bladder™ test in the future.

Third Quarter 2010 Results

Total revenue increased by 147 percent to $5.6 million for the third quarter ended September 30, 2010, compared to $2.3 million for the same period last year. Excluding the net revenue impact of $0.3 million resulting from the conversion to the accrual basis of revenue recognition for ResponseDX private payors, total revenue increased 135 percent to $5.3 million for the quarter ended September 30, 2010, compared to $2.3 million for the same period last year. The increase was primarily due to both an increase in ResponseDX revenues of $2.1 million and $1.2 million increase in pharmaceutical client revenue. Revenue from ResponseDX genetic tests increased by 226 percent to $3.0 million for the third quarter, compared to $0.9 million for the same period in 2009. Excluding the net revenue impact of $0.3 million resulting from the conversion to the accrual basis of revenue recognition for ResponseDX private payors, revenue from ResponseDX genetic tests increased by 198 percent to $2.7 million for the third quarter, compared to $0.9 million for the same period in 2009.  Pharmaceutical client revenue increased 92 percent to $2.6 million, compared to $1.4 million in the third quarter of 2009.

Cost of revenue for the third quarter ended September 30, 2010 was $2.7 million, compared with $1.2 million for the same period ended 2009. Research and development expenses were $0.3 million for the third quarter of 2010, compared with $0.7 million for the same period in the prior year. General and administrative expenses were $2.0 million for the third quarter, compared with $1.3 million for the same period in 2009. Total operating expenses for the third quarter were $6.6 million, compared with $4.2 million for the same period last year. The primary reasons for the increase in total operating expenses are costs related to the continued expansion of the sales force, legal expenses associated with the proxy activities and billing services costs.

Response Genetics’ net loss for the third quarter ended September 30, 2010 was $1.06 million or a loss of $0.06 per share, compared with a net loss of $ 1.97 million, or a loss of $0.14 per share, for the same period last year. Excluding the net revenue impact of $0.3 million resulting from the conversion to the accrual basis for revenue recognition for ResponseDX private payors, the net loss for the three months ended September 30, 2010 was $1.3 million or a loss of $0.07 per share.

Nine Months Ended September 30, 2010

Total revenue increased by 162 percent to $15 million for the nine months ended September 30, 2010, compared to $5.7 million for the same period last year. Excluding the cumulative net revenue impact of $1.8 million resulting from the conversion from the cash to the accrual basis of revenue recognition for ResponseDX private payors, total revenue increased 131 percent to $13.2 million for the nine months ended September 30, 2010, compared to $5.7 million for the same period last year.  The increase was primarily due to increases in both ResponseDX revenues of $6.6 million and $2.6 million increase in pharmaceutical client revenue. Revenue from ResponseDX genetic tests increased by 406 percent to $8.2 million for the nine months, compared to $1.6 million for the same period in 2009. Excluding the cumulative net revenue impact of $1.8 million resulting from the conversion from the cash to the accrual basis for revenue recognition for ResponseDX private payor revenue, revenue from ResponseDX genetic tests increased by 298 percent to $6.2 million for the nine months, compared to $1.6 million for the same period in 2009. The Company’s pharmaceutical client revenue increased 52 percent to $6.4 million, compared to $4.0 million in the nine months of 2009.

Cost of revenue for the nine months ended September 30, 2010 was $7.4 million, compared with $3.9 million for the same period in 2009. Research and development expenses were $1.3 million for the nine months of 2010, compared with $1.7 million for the same period in the prior year. General and administrative expenses were $5.4 million for the nine months of 2010, compared with $4.5 million for the same period in 2009. Total operating expenses for the nine months of 2010 were $18.5 million, compared with $13.3 million for the same period last year. The primary reasons for the increase in total operating expenses were costs related to sales force expansion, increased legal fees associated with the proxy activities and billing services costs.

Response Genetics’ net loss for the nine months ended September 30, 2010 was $3.6 million or a loss of $0.20 per share, compared with a net loss of $7.6 million, or a loss of $0.60 per share, for the same period last year. Excluding the cumulative net revenue impact of $1.8 million resulting from the conversion to the accrual basis of revenue recognition for Response DX private payors, the net loss for the nine months ended September 30, 2010 was $5.3 million or a loss of $0.30 per share.

Cash and Cash Equivalents

Cash and cash equivalents at September 30, 2010, were $5.4 million, compared to $7.1 million at December 31, 2009.

About Response Genetics, Inc.

Response Genetics, Inc. (“RGI”) (the “Company”) (Nasdaq: RGDX) is focused on the development and sale of molecular diagnostic tests for cancer. RGI’s technologies enable extraction and analysis of genetic information from genes derived from tumor samples stored as formalin-fixed and paraffin-embedded specimens. In addition to diagnostic testing services, RGI generates revenue from the sales of its proprietary analytical pharmacogenomic testing services of clinical trial specimens to the pharmaceutical industry. The Company was founded in 1999 and its principal headquarters are located in Los Angeles, California. For more information, please visit www.responsegenetics.com.

Forward-Looking Statement Notice

Except for the historical information contained herein, this press release and the statements of representatives of RGI related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions, such as the ability of the Company to continue to expand its sales of its genetic tests and increase its market share, the potential for using the results of this research to develop diagnostic tests for cancer, the ability of the Company to expand its ResponseDX™ tests , and other statements identified by words such as “projects,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions.

These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the application of funds, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

RESPONSE GENETICS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2009	September 30, 2010
		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$7,058,365	$5,439,211
Accounts receivable, net of allowance for doubtful accounts of $21,046 at September 30, 2010	1,982,951	4,749,177
Prepaid expenses and other current assets	418,289	388,625
Total current assets	9,459,605	10,577,013
Property and equipment, net	1,253,714	1,302,462
Other assets	79,655	—
Total assets	$10,792,974	$11,879,475
LIABILITIES, COMMON STOCK CLASSIFED OUTSIDE OF STOCKHOLDERS’ EQUITY (DEFICIT) AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$729,100	$1,357,175
Accrued expenses	503,612	640,389
Accrued royalties	455,995	914,477
Accrued payroll and related liabilities	468,774	819,556
Deferred revenue	2,596,066	2,332,725
Total current liabilities	4,753,547	6,064,322

Deferred revenue, net of current portion	1,414,928	354,467
Total liabilities	6,168,475	6,418,789

Commitments and contingencies

Common stock classified outside of stockholders’ equity (deficit)	3,975,279	7,854,682

Stockholders’ equity (deficit)
Common stock, $0.01 par value; 50,000,000 shares authorized; 15,297,183 and 18,316,156 shares issued and outstanding at December 31, 2009 and September 30, 2010, respectively	122,393	122,529
Additional paid-in capital	39,858,986	40,401,532
Accumulated deficit	(39,146,784)	(42,728,285)
Accumulated other comprehensive loss	(185,375)	(189,772)
Total stockholders’ equity (deficit)	649,220	(2,393,996)
Total liabilities and stockholders’ equity (deficit)	$10,792,974	$11,879,475

RESPONSE GENETICS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
Net Revenue	$2,259,523	$5,574,649	$5,694,988	$14,914,212
Operating expenses:
Cost of revenue	1,161,329	2,738,693	3,918,311	7,392,756
Selling and marketing	942,795	1,554,430	2,458,906	4,395,400
General and administrative	1,311,684	2,010,855	4,501,635	5,399,445
UK expenses	87,785	10,799	734,284	18,190
Research and development	726,696	319,271	1,734,223	1,279,501
Total operating expenses	4,230,289	6,634,048	13,327,177	18,485,292
Operating loss	(1,970,766)	(1,059,399)	(7,632,189)	(3,571,080)
Other income (expense):
Interest expense	(2,360)	(2,702)	(8,199)	(7,759)
Interest income	256	185	22,157	448
Other	—	—	—	(1,854)
Loss before provision for income taxes	(1,972,870)	(1,061,916)	(7,618,231)	(3,580,245)
Provision for income taxes	—	—	—	1,256
Net loss	$(1,972,870)	$(1,061,916)	$(7,618,231)	$(3,581,501)

Unrealized gain (loss) on foreign currency translation	18,467	9,045	35,708	(4,397)
Total comprehensive loss	$(1,954,403)	$(1,052,871)	$(7,582,523)	$(3,585,898)
Net loss per share — basic and diluted	$(0.14)	$(0.06)	$(0.60)	$(0.20)
Weighted-average shares — basic and diluted	14,599,182	18,314,379	12,594,995	17,612,982

RESPONSE GENETICS, INC.

RECONCILING TABLES FOR CASH TO ACCRUAL

TABLE ONE

The following details ResponseDX™ revenue for the three and nine months ended September 30, 2009 and 2010:

	Three		Nine
	Months ended September 30,		Months ended September 30,
	2009	2010	2009	2010
Net Medicare revenue	$481,302	$1,269,681	$819,266	$3,159,882

Private Payor Revenue through March 31, 2010	—	-	—	1,507,187

Private Payor Revenue subsequent to March 31, 2010	—	1,690,761	—	2,638,553

Revenue recorded on the cash basis prior to April 1, 2010	334,926	—	554,128	717,284
NeoGenomics Laboratories revenue	98,421	14,953	250,343	166,464

Other	—	7,228	—	24,197

Net ResponseDX revenue	$914,649	$2,982,623	$1,623,737	$8,213,567

TABLE TWO

The following table provides details of ResponseDX™ revenue for the three and nine months ended September 30, 2009 and 2010 based upon the former cash basis revenue recognition policy relating to ResponseDX™ private payors.  This table is presented to provide the amount of revenue recognized if the change to the accrual basis of revenue recognition for ResponseDX™ private payors had not occurred effective April 1, 2010:

	Three		Nine
	Months ended September 30,		Months ended September 30,
	2009	2010	2009	2010
Net Medicare revenue	$481,302	$1,269,681	$819,266	$3,159,882

NeoGenomics Laboratories revenue	98,421	14,953	250,343	166,464

Revenue recognized on the former cash basis	334,926	1,436,406	554,128	3,109,014

Other	—	7,228	—	24,197

Net ResponseDX revenue	$914,649	$2,728,268	$1,623,737	$6,459,557

The increase in revenue due to the conversion from cash basis to accrual basis in the three and nine month period ended September 30, 2010 of $254,355 and $1,754,010, respectively, is the difference between the Net ResponseDX™ revenue in Table One and the Net ResponseDX™ revenue in Table Two.

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